Exhibit 12.3

                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                  COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                    TO AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
                          (In Thousands, Except Ratios)
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                                                                             YEAR ENDED APRIL 30,
                                                        -----------------------------------------------------------------

                                                          2000          1999          1998         1997          1996
                                                        ----------    ----------    ---------    ----------    ----------

NET INCOME (LOSS)                                     $     1,012   $  (10,246)   $ (12,150)   $     8,970   $   (6,044)

                                                        ==========    ==========    =========    ==========    ==========

AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
  Beginning of period                                 $   (7,816)   $    4,093    $  18,434    $    11,686   $   20,076
  End of period                                           (6,804)       (7,816)       4,093         18,434       11,686

    Average                                           $   (7,310)   $   (1,862)   $  11,264    $    15,060   $   15,881

                                                        ==========    ==========    =========    ==========    ==========

RATIO OF NET INCOME (LOSS) TO AVERAGE
STOCKHOLDERS' EQUITY (DEFICIT)                            (13.8)  %      550.4  %    (107.9) %        59.6 %      (38.1) %

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